Exhibit 99.2

OncoGenex and Achieve Quotes Regarding the Merger

“Over the last five decades, millions of smokers have used cytisine to help combat nicotine addiction. Until now, there has not been a dedicated effort to bring this important therapy forward on a global scale,” said Rick Stewart, Chairman of Achieve Life Science. “The merged company will now focus on addressing the global health smoking epidemic, which is currently the leading cause of preventable death and responsible for nearly six million people losing their lives annually.”

“The mission of the OncoGenex team has always been to accelerate transformative therapies to improve the lives of people living with cancer and other serious diseases,” said Scott Cormack, President and CEO of OncoGenex. “We view this proposed merger with Achieve and the development of cytisine as a clear fit. This represents a unique and exciting opportunity to honor our commitment to the patients we serve and allows our stockholders the opportunity to realize value from their investment in OncoGenex.”

“The key focus of Achieve will be to execute the cytisine clinical development plan and move towards global commercialization as quickly as possible in order to bring this critical therapy to the millions of people who currently smoke and desire to improve their health,” said Rick Stewart, Chairman of Achieve Life Science. “Nearly six million lives are lost each year as a result of smoking-related illnesses and we are determined to help address this global health epidemic.”

“Accelerating transformative therapies to improve the lives of people living with cancer and other serious diseases has always been at the center of the OncoGenex mission,” said Scott Cormack, President and CEO of OncoGenex. “We are confident that Achieve shares this passion to improve global health through the development and commercialization of cytisine. We also believe this merger creates an exciting opportunity for investors to realize value from their investment in us.”

“Tobacco use is responsible for taking the lives of nearly six million people each year worldwide. We have merged forces with OncoGenex to dedicate our combined efforts to develop a critical treatment option to address the global health smoking epidemic,” said Rick Stewart, Chairman of Achieve Life Science. “Over the past five decades, cytisine has helped millions of people combat nicotine addiction and improve their health. Our aim is to make cytisine widely-available and improve public health on a global scale.”

“The proposed merger between OncoGenex and Achieve represents a unique opportunity to continue the patient-focused mission that has been at the center of our business since its inception,” said Scott Cormack, President and CEO of OncoGenex. “Cytisine is a transformative therapy that has the ability to change the face of public health and offers our investors an opportunity to realize value.”

Important Additional Information About the Merger

This communication is being made in respect of the proposed merger involving OncoGenex Pharmaceuticals, Inc. and Achieve Life Science, Inc. OncoGenex will file with the Securities and Exchange Commission, or SEC, a current report on Form 8-K, which will include the merger agreement and related documents. In addition, OncoGenex intends to file a registration statement on Form S-4 with the SEC, which will contain a joint proxy statement/prospectus and other relevant materials, and plans to file with the SEC other documents regarding the proposed transaction. The final joint proxy statement/prospectus will be sent to the stockholders of OncoGenex and Achieve. The joint proxy statement/prospectus will contain information about OncoGenex, Achieve, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the joint proxy statement/prospectus and proxy card by mail, stockholders will also be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about OncoGenex, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by directing a written request to: OncoGenex Pharmaceuticals, Inc., 19820 North Creek Parkway, Suite 201, Bothell, WA 98011, Attention: Investor Relations or to Achieve Life Science, Inc., 30 Sunnyside Avenue, Mill Valley, CA 94941, Attention: Rick Stewart.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation

OncoGenex and its executive officers and directors may be deemed to be participants in the solicitation of proxies from OncoGenex’s stockholders with respect to the matters relating to the proposed merger. Achieve and its officers and directors may also be deemed a participant in such solicitation. Information regarding OncoGenex’s executive officers and directors is available in OncoGenex’s proxy statement on Schedule 14A, filed with the SEC on April 21, 2016. Information regarding any interest that OncoGenex, Achieve or any of the executive officers or directors of OncoGenex or Achieve may have in the transaction with Achieve will be set forth in the joint proxy statement/prospectus that OncoGenex intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed merger. Stockholders will be able to obtain this information by reading the joint proxy statement/prospectus when it becomes available.